Exhibit 10.5

OFFER LETTER

June 7, 2023

Ryan Robinson

Re:	Employment Terms Dear Ryan:

Tourmaline Bio, Inc. (“Tourmaline”) is pleased to offer you the full-time position of Vice President, Finance and Controller on the following terms:

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Reporting: You will report to Tourmaline’s Chief Financial Officer (CFO). Should you join Tourmaline prior to the company hiring a CFO, you will report to Tourmaline’s Chief Business Officer and General Counsel on an interim basis (i.e., until a CFO has been hired). In addition to the Vice President and Controller role, you will serve as Tourmaline’s Treasurer.

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Office Location(s): You will work remotely from your home but will be expected to work from Tourmaline’s offices located in New York, New York periodically (approximately 3 concurrent days per month) as reasonably requested by your supervisor or Tourmaline’s Chief Executive Officer (CEO). From time to time, additional travel may be required, as reasonably requested by your supervisor or Tourmaline’s Chief Executive Officer (CEO).

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Salary: Annual salary of $325,000, paid in accordance with the customary payroll practices of Tourmaline, and subject to all applicable taxes and withholdings. As a professional, this position is exempt from applicable overtime pay requirements under state and federal law, including the federal Fair Labor Standards Act.

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Bonus: Annual discretionary performance bonus targeted at 30% of your annual salary, based on achievement of individual and company goals established by Tourmaline. Whether to award a bonus for any year, and if so, in what amount, will be determined by Tourmaline. You must remain employed by Tourmaline through the date on which the bonus is paid for a given year to receive any bonus for that year. Your annual discretionary performance bonus will not be prorated for the calendar year 2023.

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Signing Bonus: Within 30 days after the date you start employment at Tourmaline, Tourmaline will pay you a signing bonus of $40,000 (the “Signing Bonus”). Should you resign your position at Tourmaline, for any reason, prior to the one-year anniversary of the date you start employment at Tourmaline, you will be obligated to repay the Signing Bonus, in full, within 15 days of such resignation. Should Tourmaline decide to offer success bonuses in connection with the proposed reverse merger currently under consideration, you will be eligible for a success bonus consistent with the approved conditions of such program.

•	Benefits: You shall be entitled to all benefits to which other employees of Tourmaline at the same level of the organization are entitled, on terms comparable thereto.

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Equity Participation: Subject to approval by Tourmaline’s Board of Directors (“Board”), Tourmaline will grant you an option to purchase that number of shares of Tourmaline common stock representing 0.30% of Tourmaline’s fully diluted shares outstanding as of your employment commencement date (the “Option”). One fourth of the Option will vest on the first anniversary of the date you start employment at Tourmaline, and 1/48th of the Option will vest each month over the following 36 months thereafter, so long as you remain employed by Tourmaline through each such vesting date. The Option exercise price will equal the fair market value on the date of grant, as determined by the Board. We expect that your options will be granted soon following the date you start employment at Tourmaline. The Option will be subject to Tourmaline’s Equity Incentive Plan, and additional terms and conditions applicable to the Option will be set forth in a related option grant agreement to be entered into between you and Tourmaline.

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Policies: As a Tourmaline employee, you will be expected to abide by company policies, rules and regulations. Also, you must sign and comply with the Tourmaline Employee Proprietary Information and Inventions Agreement, which requires, among other things, assignment of patent rights to any invention made during your employment at Tourmaline and non-disclosure of proprietary information.

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AT-WILL Employment: Your employment relationship with Tourmaline is at-will. You may terminate your employment with Tourmaline at any time and for any reason whatsoever simply by notifying Tourmaline. Likewise, Tourmaline may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.

This letter, together with your Employee Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with Tourmaline. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This letter agreement cannot be changed except in a writing signed by you and a duly authorized officer of Tourmaline, provided that Tourmaline may modify your position, duties, work location, compensation and benefits from time to time as it deems necessary.

As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Please sign and date this letter, and return it to Tourmaline by June 8, 2023, if you wish to accept employment at Tourmaline under the terms described above. If you accept our offer, we would like you to start on or about July 5, 2023.

We look forward with enthusiasm to your favorable reply and to a productive and enjoyable working relationship.

Sincerely,

/s/ Sandeep Kulkarni
Name: Sandeep Kulkarni
Title: Chief Executive Officer

Accepted:

/s/ Ryan Robinson	June 7, 2023
Ryan Robinson	Date

Attachment(s): Employee Proprietary Information and Inventions Agreement